Exhibit 107

Calculation of Filing Fees Table

Form S-8

(Form Type)

Skillsoft Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	Other	200,000 shares(1)	$14.73	$2,946,000	$0.00015310	$451.03
Total Offering Amounts					$2,946,000		$451.03
Total Fee Offsets							$0
Net Fee Due							$451.03

(1)

Represents 200,000 shares of Class A common stock reserved for issuance under the Skillsoft Corp. 2024 Employment Inducement Incentive Award Plan, as amended (the “2024 Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”) there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the 2024 Plan as a result of antidilution or other adjustment provisions contained therein, including stock splits, stock dividends, and other similar transactions.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the high and low prices of shares of the registrant’s Class A common stock on July 23, 2025, as reported on the New York Stock Exchange.